NAME OF REGISTRANT:
Franklin Money Fund
File No. 811-02605

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement of Merger between the Franklin Federal Money Fund ("Federal Money Fund"), and Franklin Money Fund ("Money Fund"), the Money Fund has acquired all of the property, assets and goodwill of Money Fund on August 31, 2006, in exchange solely for shares of common stock of Money Fund and the distribution, pursuant to the Agreement of Merger, of the Federal Money Fund's shares of common stock to the Money Fund.